Exhibit 99.3

NEWS RELEASE

IMMUNOMEDICS ANNOUNCES CLOSING OF PUBLIC OFFERING OF COMMON STOCK

Morris Plains, N.J., May 1, 2020 --- Immunomedics, Inc. (NASDAQ: IMMU) (“Immunomedics” or the “Company”), a leading biopharmaceutical company in the area of antibody-drug conjugates, today announced the closing of its previously announced underwritten public offering of common stock. The total number of shares of common stock sold was 16,947,389, composed of 14,736,860 shares of common stock initially offered and an additional 2,210,529 shares of common stock sold pursuant to the full exercise of the underwriters’ option to purchase additional shares, in each case at a public offering price of $28.50 per share. The total net proceeds from the offering are estimated to be approximately $459.0 million, after deducting underwriting discounts and commissions but before deducting other estimated offering expenses payable by the Company.

Immunomedics intends to use the net proceeds from this offering primarily to support the commercial launch of Trodelvy™ in the United States in metastatic triple-negative breast cancer, continue to expand the clinical development programs for Trodelvy, invest in the broader clinical development of the platform (including IMMU-130 and IMMU-140), continued scale-up of manufacturing and manufacturing process improvements, as well as for working capital and general corporate purposes.

Cowen, BofA Securities, Jefferies LLC and Piper Sandler & Co. are acting as joint book-running managers for the offering.

The shares of common stock were offered pursuant to a shelf registration statement on Form S-3 that Immunomedics filed with the Securities and Exchange Commission on June 11, 2018 and that became effective upon filing. A preliminary prospectus supplement, the accompanying prospectus relating to this offering and a final prospectus supplement were filed with the SEC and are available at the SEC’s website located at www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to this offering may also be obtained from Cowen and Company, LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department, by email at PostSaleManualRequests@broadridge.com or by telephone at (833) 297-2926; BofA Securities, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, Attn: Prospectus Department, or by email at dg.prospectus_requests@bofa.com; Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at 877-547-6340 or by email at Prospectus_Department@Jefferies.com; or Piper Sandler & Co., 800 Nicollet Mall, J12S03, Minneapolis, MN, 55402, Attention: Prospectus Department, or by telephone at (800) 747-3924 or by email at prospectus@psc.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

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About Immunomedics

Immunomedics is a leader in next-generation antibody-drug conjugate (ADC) technology, committed to help transform the lives of people with hard-to-treat cancers. Our proprietary ADC platform centers on using a novel linker that does not require an enzyme to release the payload to deliver an active drug inside the tumor cell and the tumor microenvironment, thereby producing a bystander effect. TRODELVY, our lead ADC, is the first ADC FDA approved for the treatment of people with metastatic triple-negative breast cancer and is also the first FDA-approved anti-Trop-2 ADC.

Cautionary note regarding forward-looking statements

Investors are cautioned that statements in this press release regarding the public offering constitute forward-looking statements that involve risks and uncertainties, including, without limitation, the anticipated use of proceeds related to the public offering. Additional information on risks facing Immunomedics can be found under the heading "Risk Factors" in Immunomedics' periodic reports, including its annual report on Form 10-K and quarterly reports on Form 10-Q, and in the prospectus supplement relating to the offering to be filed with the Securities and Exchange Commission, each available on the SEC's web site at www.sec.gov. Immunomedics expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

For More Information:

Dr. Chau Cheng

(862) 260-3727

ccheng@immunomedics.com

For Media Inquiries:

Darren Opland, Ph.D.

(646) 627-8387

Darren@lifescipublicrelations.com

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